EXHIBIT 10.2

Sysco Protective Covenants Agreement

This Sysco Protective Covenants Agreement (“Agreement”) is between Associate and Sysco Corporation, collectively referred to as the “parties.”

WHEREAS, Associate is or will be employed in a position of special trust and confidence with Company or an affiliate of Company (collectively referred to herein as “Company”), and as a condition of acceptance of the benefits described in Section 1.1 below, the parties seek to protect Company’s Confidential Information (as defined below), inventions and discoveries, specialized training, and its customer relationships and other goodwill; the parties agree as follows:

SECTION 1.    Benefits and Responsibilities of Employment.

1.1    Position of Trust. By entering into this Agreement and accepting the equity award provided by Company, Associate agrees and acknowledges that Company has granted the equity award(s) to Associate to secure Associate’s commitment to advance and promote the business interests and objectives of Company. Associate further agrees and acknowledges that, in Associate’s role as a key member of the executive and/or management team of Company or an affiliate of Company, Associate has been entrusted with, and will continue to be entrusted with, Company’s Confidential Information, goodwill of customers and vendors, and relationships with Associates; and that Associate’s use of such Confidential Information, customer and vendor goodwill, or Associate relationships to directly or indirectly compete against Company would cause Company to suffer immediate and irreparable injury for which monetary damages would not be sufficient to make Company whole. Company agrees to provide Associate these items in exchange for and in reliance upon Associate’s promise to abide by the restrictions in this Agreement.

1.2    Duty of Loyalty and Conflicts of Interest. During employment, Associate will dedicate all of Associate’s working time to Company and use best efforts to perform the duties assigned, remain loyal, comply with Company policies and procedures, and avoid conflicts of interest. It shall be considered a conflict of interest for Associate to knowingly assist or take steps to form or further a competing business enterprise while employed with Company. Associate will promptly inform Company of any business opportunities related to Company’s lines of business that Associate becomes aware of during employment, and any such opportunities shall be considered the intellectual property of Company whether pursued by Company or not. Nothing in this Agreement shall eliminate, reduce, or otherwise remove any legal duties or obligations that Associate would otherwise have to Company through common law or statute.

SECTION 2.     Confidentiality and Business Interests.

2.1     Definition of Confidential Information. “Confidential Information” refers to an item of information, or a compilation of information, in any form (tangible or intangible), related to Company’s business that Company has not made public or authorized public disclosure of, and that is not generally known to the public or to other persons who might obtain value or competitive advantage from its disclosure or use. Confidential Information will not lose its protected status under this Agreement if it becomes generally known to the public or to other persons through improper means such as the unauthorized use or disclosure of the information by Associate or another person. Confidential Information includes, but is not limited to: (a) Company’s business plans and analysis, customer and prospect lists, customer documents and information (including contact information, preferences, margins, order guides, and order histories) internal reports, internal business-related communications, marketing plans and strategies, research and development data, data compilations regarding buying practices, human resources information obtained from a confidential personnel file (such as internal evaluations of the performance, capability and potential of any Associate of Company affiliates), financial reports, operational analysis data, methods, techniques, technical data, know-how, innovations, computer programs, un-patented inventions, and trade secrets; and (b) information about the business affairs of third parties (including, but not limited to, clients and acquisition targets) that such third parties provide to Company in confidence. Confidential Information will include trade secrets, but an item of Confidential Information need not qualify as a trade secret to be protected by this Agreement. Company’s confidential exchange of information with a third party for business purposes will not remove it from protection under this Agreement. Associate acknowledges that items of Confidential Information are Company’s valuable assets and have economic value, actual or potential, because they are not generally known by the public or others who could use them to their own economic benefit and/or to the competitive disadvantage of Company, and thus, should be treated as Company’s trade secrets. Confidential Information does not include information lawfully acquired by a non-management employee about wages, hours or other terms and conditions of non-management employees if used by them for purposes protected by Section 7 of the National Labor Relations Act (the NLRA) such as joining or forming a union, engaging in collective bargaining, or engaging in other concerted activity for their mutual aid or protection.

2.2.    Unauthorized Use or Disclosure. Associate agrees to not engage in any unauthorized use or disclosure of Confidential Information (as defined above), or knowingly use Confidential Information to harm or compromise the interests of Company. The foregoing restriction will apply throughout Associate’s employment and thereafter for so long as the information at issue continues to qualify as a trade secret or Confidential Information as defined above. Associate understands this means Associate may not use or disclose Confidential Information in any manner that is not within the course and scope of employment with Company and undertaken for the benefit of

Company. If compelled to disclose information via court order, subpoena, or other legal mandate, Associate will give Company as much written notice as possible under the circumstances, will refrain from use or disclosure for as long as the law allows, and will cooperate with Company to protect such information, including taking every reasonable step to protect against unnecessary disclosure. However, nothing in this Agreement, including the foregoing, prevents Associate from communicating with the EEOC, the SEC, the DOL, or any other governmental authority, making a report in good faith and with a reasonable belief of any violations of law or regulation to a governmental authority, or cooperating with or participating in a legal proceeding relating to such violations.

2.3.    Associate Recordkeeping, Computer Use, and Mobile Devices. (a) Associate agrees to use the authorizations, Confidential Information, and other benefits of Associate’s employment to further the business interests of Company. Associate agrees to preserve and not destroy records on current and prospective Company customers, suppliers, and other business relationships that Associate develops or helps to develop, and not use these records in any way, directly or indirectly, to harm Company’s business. When Associate’s employment with Company terminates, or earlier if so requested, Associate will return to Company all documents, records, and materials of any kind in Associate’s possession or under Associate’s control, incorporating Confidential Information or otherwise, relating to Company’s business, and any copies thereof (electronic or otherwise), other than documents regarding Associate’s individual compensation, such as pay stubs and benefit plan booklets. Associate agrees that the obligation to return property extends to all information and property, not just Confidential Information. (b) Associate agrees not to use Company’s computers, servers, email systems, or other electronic communication or storage devices for personal gain, to compete or prepare to compete, or to otherwise knowingly compromise a business interest of Company; any activity in violation of this provision shall be considered unauthorized use harmful to Company’s business systems. (c) Upon request, Associate will provide for inspection any personal electronic storage devices that Company believes may contain Confidential Information, in a state that makes inspection possible, to permit Company to confirm that Associate has completely removed all Confidential Information from the devices. If Associate stores any Company information with a third-party service provider (such as Yahoo, Google Docs, DropBox or iCloud), Associate consents to the service provider’s disclosure of such information to Company. Where allowed by law, Associate will execute any additional authorizations required by the service provider to disclose Company’s information to Company.

2.4    Protected Activities. The obligations in Section 2 are intended to maintain the confidentiality of Company’s trade secrets and private and confidential information, to prevent the use of Company records to assist a Competitor (defined below), and to prohibit unauthorized access to and use of Company computers. Nothing in this Section 2, or in this Agreement generally, is intended to, or shall be construed to prohibit any use or disclosure of information that is protected by law, to prohibit a disclosure compelled by law, to prohibit lawful testimony, to interfere with law enforcement by a duly authorized law enforcement agency, or to prohibit the reporting of an illegal act to any duly authorized law enforcement agency. Nothing herein shall be construed to prohibit a non-managerial Associate covered by the National Labor Relations Act (the “Act”) from exercising Associate’s rights under Section 7 of the Act, by for example, communicating with fellow Associates or union representatives about Terms and Conditions Information. “Terms and Conditions Information” refers to information concerning the wages, hours and terms and conditions of employment, or similar matters that are the subject of a labor dispute covered by the Act.

SECTION 3.    Protective Covenants. Associate agrees that the following covenants are, (i) ancillary to the other enforceable agreements contained in the Agreement and (ii) reasonable and necessary to protect Company’s legitimate business interests.

3.1.    Definitions Related to Protective Covenants.

(a).    “Covered Customer” is a Company customer (person or entity) that in the two (2) year period preceding the end of Associate’s employment with Company or such shorter period as the Associate may have been employed (the “Look Back Period”): (i) had business-related contact or dealings with Associate, (ii) was serviced or sold to by another Company Associate whom Associate directly or indirectly supervised, (iii) was provided with a bid, proposal, pricing, margins, or other terms that Associate participated in determining or developing, or (iv) Associate learned confidential information about. A customer is understood to include a person or entity with whom Company is doing business, negotiating to do business, or actively pursuing a business relationship.

(b)    “Conflicting Product or Service” is a product and/or service that would displace or compete with any product or service of Company that Associate was involved in selling, providing, or supporting or about which Associate was provided Confidential Information during the Look Back Period (which is presumed to be all products and services of Company during the Look Back Period due to the nature of Associate’s position unless Associate can show otherwise by clear and convincing evidence). This includes, without limitation, products and services under development by Company during the Look Back Period. Some examples of conflicting products or services would be the negotiation of purchase agreements relating to and the manufacturing, procurement, distribution and/or sale of food or related nonfood products (including, without limitation, paper products, such as disposable napkins, plates and cups, tableware, such as china and silverware, restaurant and kitchen equipment and supplies, medical and surgical supplies, cleaning supplies, and personal care guest amenities, housekeeping supplies, room accessories and hotel and motel textiles) distributed by Company and/or its operating companies during the Look Back Period to restaurants, healthcare and educational facilities, lodging establishments or other similar customers of Company.

(c)    “Competitor” means any person or entity, or division or subsidiary of an entity, that engages, directly or indirectly, in the same line of business as Company (a line of business that involves providing a Conflicting Product or Service to customers or prospective customers of Company), including group purchasing organizations.

3.2    Restriction on Interfering with Employee Relationships. Associate agrees that for a period of two years following the end of Associate’s employment with Company, Associate will not knowingly: solicit, induce or encourage an employee of Company to leave Company (regardless of who first initiates the communication); help identify or evaluate Company employees for recruitment away from Company; or, help any person or entity hire an employee away from Company. Nothing herein is intended to prohibit generalized solicitation activity via public media (such as the publication of want ads) that are not targeted at Company’s employees.

3.3.     Restriction on Interfering with Customer Relationships. Associate agrees that for a period of two years following the end of Associate’s employment with Company, Associate will not, in person or through others, solicit or communicate (regardless of who initiates the communication) with a Covered Customer to induce or encourage the Covered Customer to: stop or reduce doing business with Company; or, to buy or refer persons to a Competitor or Conflicting Product or Service. The parties agree this restriction is inherently reasonable in its geography because it is limited to the places or locations where the Covered Customer is doing business at the time. In the unlikely event that an additional geographic restriction is required by applicable law in order for this restriction to be enforceable, then this restriction shall be considered applicable to the Restricted Area (defined below).

3.4.    Restriction on Unfair Competition. Associate agrees that for a period of two years following the end of Associate’s employment with Company, Associate will not: accept a job or role that involves, participate in, provide, supervise, or manage (as an employee, consultant, contractor, officer, owner, director, or otherwise) any activities or services for a Competitor in the Restricted Area (defined below) that are the same as, or similar in function or purpose to, those Associate performed, supervised, participated in, or learned Confidential Information about during the Look Back Period on behalf of Company. “Restricted Area” means the geographic area worldwide where Associate has regularly engaged in business activities for Company in person, by phone, or through correspondence during the Look Back Period. Associate acknowledges that this definition of Restricted Area is reasonable and necessary because Associate has been and will continue to be exposed to Confidential Information and customer relationships within the geographic territories where Associate has engaged in business on behalf of Company and/or directly or indirectly managed on behalf of Company. This Paragraph is not intended to prohibit: (i) activities on behalf of an independently operated subsidiary, division, or unit of a diversified corporation or similar business that has common ownership with a Competitor so long as the business of the independently operated business unit does not involve a Conflicting Product or Service; or, (ii) a passive and non-controlling ownership interest in a Competitor through ownership of less than 2% of the stock in a publicly traded company.

3.5.    Clarification of Restrictions. In the event that the meaning of a material portion of a post-employment restriction applicable to Associate is not clear to Associate at the time Associate’s employment with Company ends (such as the boundaries for applicable geographic area, scope of activity, or applicable time frame), Associate will contact a duly authorized representative of the Human Resources Department or Legal Department of Company in writing in order to get a clarification of the restriction prior to engaging in any activity that could reasonably be anticipated to fall within the restriction. Associate understands that the failure to seek such a clarification may waive Associate’s right to later claim confusion over the scope or application of a restriction.

3.6.    Survival of Restrictions. (a) Before accepting new employment, Associate will advise the prospective future employer of the restrictions in this Agreement. And, Associate agrees that Company may advise a future employer or prospective employer of this Agreement and Company’s position on the potential application of this Agreement to Associate and Associate agrees that Associate will not assert that Company’s doing so constitutes actionable interference or defamation. (b) The Agreement’s post-employment obligations will survive the termination of Associate’s employment with Company, regardless of the cause of the termination, and shall, likewise, continue to apply and be valid notwithstanding any change in Associate’s duties, compensation, responsibilities, position or title and/or the assignment of this Agreement by Company to any successor in interest or other assignee. (c) If Associate violates one of the post-employment restrictions in this Agreement on which there is a specific time limitation, the time period for that restriction will be extended by one day for each day Associate violates it, up to a maximum extension of time that equals the originally proscribed period of time, so as to give Company the full benefit of the bargained-for length of forbearance and no more. (d) If a court finds any of the Agreement’s restrictions unenforceable as written, it is the intention of the parties that the Court revise or reduce the restriction (for the jurisdiction covered by that court only) so as to make it enforceable to protect Company’s interests to the maximum extent legally allowed within that jurisdiction. (e) If Associate becomes employed with or provides services or assistance to a parent or affiliate entity of Company, the parent or affiliate will be construed to be included within the definition of Company and will have the same rights of enforcement and protection as Company.

SECTION 4.    Special Remedies. If Associate breaches or threatens to breach any of the restrictions or related obligations in this Agreement, Company may recover: (i) an order of specific performance or declaratory relief; (ii) injunctive relief by temporary restraining order, temporary injunction, and/or permanent injunction; (iii) damages; (iv) attorney’s fees and costs incurred in obtaining relief; and (v) any other legal or equitable relief or remedy allowed by law. The parties agree that One Thousand Dollars ($1,000.00) shall be a reasonable amount of the bond to be posted if an injunction is sought by Company to enforce this Agreement and a bond is required.

SECTION 5.    Severability, Waiver, Modification, Assignment, Governing Law. (a) It is the intention of the parties that if any provision of the Agreement is determined by a court of competent jurisdiction to be void, illegal or unenforceable, in whole or in part, notwithstanding the power to modify this Agreement under Section 3.6(d), all other provisions will remain in full force and effect, as if the void, illegal, or unenforceable provision is not part of the Agreement. (b) If either party waives his, her, or its right to pursue a claim for the other’s breach of any provision of the Agreement, the waiver will not extinguish that party’s right to pursue a claim for a subsequent breach. (c) Except where otherwise expressly indicated, the Agreement contains the parties’ entire agreement concerning the matters covered in it. The Agreement may not be waived, modified, altered or amended except by written agreement of all parties or by court order. (d) The Agreement will automatically inure to the benefit of Company’s successors, assigns, and merged entities, as well as Company’s affiliates, subsidiaries, and parent(s); and, this Agreement may be enforced by any one or more of the foregoing, without need of any further authorization or agreement from Associate. (e) Associate consents to and agrees to the personal jurisdiction of the Courts located in Houston, Texas, over Associate, and waives Associate’s right to object to the contrary, including Associate’s right to plead or claim that any litigation brought in a Houston, Texas court has been brought in an inconvenient forum. (f) The laws of the Texas will govern the Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties, regardless of any conflicts of law principles of any state that may be to the contrary. (g) The exclusive forum and venue for any legal action arising from this Agreement that can be pursued in a court of law will be a court of competent jurisdiction in Houston, Texas, and Associate consents to the personal jurisdiction of such a court over Associate; provided, however, that if despite Associate’s express consent herein it is found that no court in Houston, Texas, has personal jurisdiction over Associate, venue will be proper in the state where Associate last regularly worked for Company.

SECTION 6.    Jury Trial Waiver.    The parties hereby waive their right to jury trial on any legal dispute arising from or relating to this Agreement.

SECTION 7.    Resolution for Incumbent Employee. This section applies only if Associate is already a current employee of Company at the time this Agreement is made.

7.1.    Settlement Purpose. Associate has received Confidential Information, specialized training and/or business goodwill with customers through paid employment with Company with the understanding that this was for the benefit of Company. Due to the position of trust and confidence held by Associate some post-employment activities would by their nature deprive Company of the benefit of its Confidential Information and other investments in Associate and cause irreparable harm which justifies post-employment restrictions. However, the nature and scope of the post-employment restrictions that are reasonable and necessary to balance the parties’ interests is an unresolved matter between the parties. Accordingly, an important purpose of this Agreement is to fully settle and resolve such uncertainties and provide a set of predictable boundaries upon which the parties may rely to avoid future disputes. Thus, this Agreement will be enforced subject to public policies favoring settlement or resolution agreements.

Nothing in this Agreement will be construed to create a contract of employment for a definite period of time or to prohibit either party from having the freedom to end the employment relationship at-will, with or without cause.

SYSCO CORPORATION

By:
Its: Executive Vice President of Human Resources

ASSOCIATE: (Signature)
Name: (Printed)
Date:

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